Exhibit 5.2

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza

600 Peachtree Street, NE, Suite 5200
Atlanta, Georgia 30308-2216
404.885.3000 telephone
troutmansanders.com

May 10, 2010

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

Ladies and Gentlemen:

You have requested our opinion as special counsel to Beazer Homes USA, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of 3,450,000 7.25% Tangible Equity Units (the “Units”) of the Company, including 450,000 Units that may be issued pursuant to the option granted to the Underwriters to purchase up to an additional 450,000 Units to cover over-allotments. The Units will be issued pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-163110) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus, dated January 4, 2010 (the “Base Prospectus”), and the prospectus supplement relating to the Units, dated May 4, 2010 (the “Prospectus Supplement” and collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. This opinion is being provided at your request for incorporation by reference in the Registration Statement.

Each Unit is comprised of a prepaid stock purchase contract (each, a “Purchase Contract”) and a senior amortizing note (each, a “Note”) issued by the Company. The Units and the Purchase Contracts will be issued pursuant to the Purchase Contract Agreement, dated as of May 10, 2010 (the “Purchase Contract Agreement”), by and between the Company and U.S. Bank National Association (“U.S. Bank”), as trustee and purchase contract agent. The Company will issue shares of its common stock, par value $0.001 per share (the “Common Stock”) upon the settlement of the Purchase Contracts (the “Issuable Common Stock”). The Notes will be issued pursuant to the Indenture, dated as of April 17, 2002 (the “Base Indenture”), by and between the Company and U.S. Bank, as trustee, as supplemented by the Twelfth Supplemental Indenture, dated as of May 10, 2010 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all

ATLANTA     CHICAGO    HONG KONG    LONDON    NEW YORK    NEWARK    NORFOLK    ORANGE COUNTY

RALEIGH     RICHMOND    SAN DIEGO    SHANGHAI    TYSONS CORNER    VIRGINIA BEACH    WASHINGTON, DC

Beazer Homes USA, Inc.

May 10, 2010

signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.

Based upon the foregoing examination, we are of the opinion that:

1.	The Units and Purchase Contracts, upon proper execution, delivery and authentication in accordance with the provisions of the Purchase Contract Agreement, when issued by you in the manner contemplated by the Registration Statement and the Prospectus, will be valid and binding obligations of the Company, enforceable against the Company in accordance with and subject to their respective terms and the terms of the Purchase Contract Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by general equitable principles (whether considered in a proceeding at law or in equity), and except that no opinion is expressed as to the availability of the remedy of specific performance;

2.	The Notes, upon proper execution, delivery and authentication in accordance with the provisions of the Indenture when issued by you in the manner contemplated by the Registration Statement and the Prospectus, will be valid and binding obligations of the Company, enforceable against the Company in accordance with and subject to their terms and the terms of the Indenture, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by general equitable principles (whether considered in a proceeding at law or in equity), and except that no opinion is expressed as to the availability of the remedy of specific performance; and

3.	The shares of Issuable Common Stock, when issued upon settlement of the Purchase Contracts and in accordance with the terms of the Purchase Contract Agreement, will be validly issued, fully paid and nonassessable.

No opinion is given as to the enforceability of any provision in the Purchase Contract Agreement, the Indenture, Units, Purchase Contracts or Notes that purports to waive any obligation of good faith, fair dealing, diligence, materiality or reasonableness, that insulates any person from the consequences of its own misconduct, that makes a person’s determinations conclusive, that requires waivers and modifications to be in writing in all circumstances, that states that all provisions are severable, that waives trial by jury or that makes a choice of forum. In addition, no opinion is given as to any provision in the Purchase Contract Agreement, the Indenture, Units, Purchase Contacts or Notes purporting to waive rights to objections, legal

Beazer Homes USA, Inc.

May 10, 2010

defenses, statutes or limitations or other benefits that cannot be waived in advance under applicable law.

We are, in this opinion, opining only on the laws of the State of New York, the Delaware General Corporation Law (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal law of the United States. We are not opining on “blue sky” or other state securities laws.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the statements with respect to our name wherever it appears in the Registration Statement and the Prospectus. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion may not be relied upon by you for any other purpose, or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP